EMPOWERING patent OWNERS, REWARDING INVENTION FOR RELEASE March 21, 2018 Acacia Research Corporation Issues Letter to Stockholders Letter Corrects the Record Regarding Inaccurate Release Distributed by Dissident Stockholders Newport Beach, Calif. – (BUSINESS WIRE) – March 21, 2018 – Acacia Research Corporation (Nasdaq: ACTG), an industry leader in patent licensing (“Acacia” or the “Company”), today issued a letter to its stockholders in response to a letter from Sidus Investment Management, LLC and BLR Partners LP. The full text of the letter is as follows: March 21, 2018 Dear Acacia Stockholders: On March 20, 2018, Sidus Investment Management, LLC (“Sidus”) and BLR Partners LP (“BLR”) issued a letter to the stockholders of Acacia Research Corporation (“Acacia” or the “Company”), in which they publicly announced their intention to nominate two director candidates for election to the Board of Directors at the Company’s upcoming 2018 Annual Meeting of Stockholders. In their letter, Sidus and BLR misguidedly criticized the strategy that the Company and its Board of Directors have pursued over the last two years, as well as personally attacked Mr. Louis Graziadio, our Executive Chairman. The purpose of this letter is to inform Acacia’s stockholders that the Company’s Board of Directors and management team strongly disagree with the views expressed in the Sidus/BLR letter, which not only reveal a lack of strategic vision on their part, but also contain false and misleading statements with respect to material facts and make baseless allegations that impugn the character, integrity and personal reputation of the Company’s leadership, as described in more detail below. Acacia’s Board of Directors and Management Have Never Declined to Discuss Matters of Concern to Our Stockholders Contrary to the assertions made in the Sidus/BLR letter, the Company’s Board of Directors and management have never ignored them or declined to engage in a discussion regarding matters of concern to our stockholders. In fact, in January 2018, Messrs. Graziadio, our Executive Chairman, Robert Stewart, our President, and James Sanders, a member of our Board of

Directors, had a telephone conversation with Mike Barone, Sidus’ portfolio manager, at his request, during which they discussed with Mr. Barone the Company’s strategy, among other things. Because Acacia’s representatives were unable to discuss certain matters with Mr. Barone due to confidentiality and Regulation FD concerns, they suggested continuing these discussions immediately after the Company issued its 2017 earnings release, which was issued on February 13, 2018. To our surprise, instead of accepting the Company’s invitation to resume these discussions in a constructive way, Sidus and BLR chose to publicly issue their letter, accusing the Company’s Board of Directors and management of ignoring them, even though they know that is not true. The Company has discontinued the Q&A portion of its analyst calls because it had proven to have limited utility in communicating with our stockholders. Instead, members of the Company’s Board of Directors and management regularly respond to calls from our investors, which we believe is the better way to communicate with our stockholders. Sidus’ and BLR’s Critique of Acacia’s Strategy Reveals a “Trader’s Mentality” Focused on Short-Term Returns Rather Than Long-Term Stockholder Value Turning to the “substantive” points raised in the Sidus/BLR letter, their main area of concern seems to be Acacia’s recent strategy of generating stockholder value through partnering with high-growth technology opportunities. Regrettably, their critique of the Company’s business model reveals both a lack of strategic vision as well as the nearsightedness inherent in a “trader’s mentality” focused on achieving short-term returns rather than maximizing long-term stockholder value. As Acacia recently disclosed in its 2017 annual report, we continue to experience challenges in the existing patent and licensing environment, including challenges in identifying and acquiring new high-quality patent assets, which will likely reduce the Company’s revenue generating opportunities from new IP portfolios going forward. While the Company’s Board of Directors and management have been working tirelessly to overcome these negative trends, turnarounds are difficult and take time. Nonetheless, contrary to the assertions contained in the Sidus/BLR letter, Acacia has not “transitioned away” from its patent licensing business and has continued to invest in and monetize our existing quality patent assets, as described in our 2017 annual report. In fact, our patent licensing business has generated substantial cash revenues since December 31, 2015. During the last two fiscal years, the Company generated $218.1 million in revenues and cash flows from operations of $59 million, while reducing its fixed G&A related expense run rate by 56%, reducing personnel headcount by 70%, and reducing litigation expenses as a percentage of revenues by 33%, thereby delivering some of the best financial performance in the Company’s history. Mindful of the challenges facing our patent licensing business, in addition to continuing to monetize our existing IP assets, the Company has pursued a strategy designed to generate additional stockholder value by partnering with high-growth technology companies. We expect that this strategy will enable Acacia to capitalize on cutting-edge technologies by leveraging its experience, expertise, data and relationships developed as a leader in the IP industry. We believe that strategic opportunities for Acacia (including expanding revenues) exist in the areas of artificial intelligence (AI) and machine learning, machine vision, robotics, blockchain, healthcare technology and other potentially disruptive technologies, where our partners can benefit from Acacia’s IP expertise and experience. We believe that Acacia’s knowledge and experience in investing in IP assets uniquely position the Company to capitalize on these strategic opportunities. In order to assist the Board of Directors and management in pursuing this strategy, Acacia has established a strategic review committee to identify, review and evaluate potential strategic opportunities, and has engaged a consultant with substantial experience in technology investing. Examples of our early execution of this strategy include our investments in Veritone, which Sidus and BLR misguidedly criticize in their letter, and Miso Robotics. Veritone is a leading AI company that has developed a cutting-edge platform for data transformation and analysis that offers commercial applications to clients in a variety of markets, including media and entertainment, legal, compliance and government. Miso leverages robotics and AI technology to increase productivity, reduce costs and drive profitability in the restaurant and food service industries. Marketing research indicates that a virtually unlimited marketplace potential exists in these areas. For example, Forrester Research shows that a $1.2 trillion market for cognitive computing technologies will exist by 2020, while according to the Gartner report, presently there is a nearly $0.5 trillion market for food preparation in the United States and over $2.0 trillion worldwide. By virtue of its early-stage investments in Veritone and Miso, Acacia is well positioned to capitalize on these unique opportunities, which creates a tremendous potential for generating value for Acacia’s stockholders. In addition, we believe that this strategy will enable Acacia to leverage its IP expertise in other ways. For example, as part of its partnerships with Veritone and Miso, Acacia has entered into IP services agreements with Veritone and Miso, pursuant to which Acacia has agreed to provide IP procurement, prosecution, anti-infringement and other IP-related services to its partners. These arrangements have the potential for generating additional value for Acacia’s stockholders. We also believe that by making the Company financially stronger, our current strategy will enable Acacia to generate better value from prosecuting our existing patents. Unfortunately, the Sidus/BLR letter indicates that they fail to understand the full potential of Acacia’s partnerships with Veritone and Miso. Rather than focusing on its potential for generating long-term stockholder value, their letter laments the trading volatility that Veritone’s stock has experienced since its IPO was completed in May 2017, the unrealized gains and losses recorded in Acacia’s financial statements for the third and fourth quarters of 2017 due to our mark-to-market accounting for our investment in Veritone, and the decline in Veritone’s stock price since December 31, 2017. The letter also complains about the trading restrictions to which Acacia is currently subject, failing to acknowledge that post-IPO lock-ups and Rule 144 volume limitations are entirely customary for large stockholders that have board representation and could be deemed to be affiliates. Apparently, Sidus’ and BLR’s unhappiness with the trading restrictions stems from the fact that they prevented Acacia from immediately liquidating its position in Veritone for a quick profit, as Sidus has repeatedly urged the Company to do. What they seem to fail to understand, however – presumably, due to their focus on short-term profits as well as the fact that they have no meaningful operational experience, whether in the technology space or otherwise – is that emerging technology companies typically take time to develop and that real execution and revenue generation take more than just a few quarters to achieve. Also, their letter fails to acknowledge that while the trading volatility of early stage public companies is not uncommon, as of the date of this letter, our investment in Veritone remains in an inception-to-date net unrealized gain position totaling approximately $18 million. The Sidus/BLR letter also demonstrates their failure to understand the simple fact that board representation is necessary for Acacia to shepherd its investment in Veritone and assist its Board of Directors and management as they work to execute on their business plan. The truth is that Acacia’s lock-up is entirely customary and appropriate, given the size of Acacia’s equity stake in Veritone, its representation on the Veritone board and the assistance provided by Acacia to Veritone in preparing for the IPO, and that it is no more restrictive than the lock-ups to which all of the other large stockholders, directors and officers of Veritone are subject. Sidus’ and BLR’s Allegations Relating to Compensation Practices of Acacia’s Leadership Are Not Supported by Facts In their letter, Sidus and BLR personally attack Mr. Graziadio for what they describe as Acacia’s “compensation practices.” In particular, their letter states that despite Mr. Graziadio’s undertaking at the time of his appointment as Executive Chairman that he would not receive a salary for his service as Executive Chairman, and despite not being an employee of the Company, Mr. Graziadio received aggregate compensation of $2,417,426 for 2016, consisting of $375,000 paid to Second Southern Corp. (“Second Southern”), a company wholly owned by Mr. Graziadio, an option grant valued at $1,962,422 and a director fee of $80,004. These allegations present the relevant facts in a misleading manner designed to impugn Mr. Graziadio’s integrity and call into question his commitment to the Company. Prior to his appointment as Executive Chairman on August 1, 2016, Mr. Graziadio served as a member of the Office of the Chairman of Acacia from December 2015 through July 2016. During that period, although he devoted substantial time and effort to Acacia, far exceeding any level that might be considered customary for a director, he received no compensation for his services. Moreover, Second Southern incurred substantial out-of-pocket costs in providing resources (including personnel, facilities and supplies) used by Mr. Graziadio in connection with his duties as a member of the Office of the Chairman. Accordingly, at the time of his appointment as Executive Chairman, the Compensation Committee approved a consulting agreement between Acacia and Second Southern, pursuant to which Acacia paid to Second Southern a one-time payment of $250,000 for services performed and as reimbursement of expenses incurred by Second Southern on behalf of the Company during the period from December 2015 through July 2016, as was disclosed in the Form 8-K filed by Acacia on August 5, 2016. The consulting agreement also provides that Second Southern will provide executive personnel to consult with and assist Acacia and its Board of Directors in connection with the Company’s business, and that Acacia will pay Second Southern an annual fee of $250,000 per year, payable in quarterly installments. Pursuant to this arrangement, Acacia paid to Second Southern two quarterly payments of $62,500 for the period from August 1, 2016 through December 31, 2016, for a total of $375,000 paid in 2016. These quarterly payments and the total amount paid by the Company to Second Southern in 2016 were fully disclosed in the Company’s

2017 proxy statement. Accordingly, the demand for accounting as to these payments contained in the Sidus/BLR letter is unwarranted, and their statements implying that the Company has somehow tried to hide these payments from Acacia’s stockholders are false and misleading. With respect to the stock options granted to Mr. Graziadio in 2016, while the Sidus/BLR letter states that these options are valued at $1,962,422, it fails to mention that most of this value will not be realized unless and until Acacia’s stock trades above $5.75 per share, the exercise price of the majority of these options (which was at the time of the grant, and continues to be, significantly above Acacia’s stock price), and that most of these options are subject to market- based vesting milestones based on the Company’s stock trading in or above the range from $7.00 to $10.00 per share. These criteria align Mr. Graziadio’s interests in the Company with those of Acacia’s public stockholders. Moreover, these options were granted to Mr. Graziadio by the independent Compensation Committee, based upon the recommendation of Pearl Meyer, the Company’s independent compensation consultant, and their value is well within the recommended range of equity-based incentive compensation for senior executives of similarly situated companies. Obviously, all of the options granted to Mr. Graziadio have been fully disclosed, as have been all of his regular director fees. As noted above, Acacia has significantly reduced its operating costs over the past two years and has a small management team. As a result, in pursuing its current strategy, the Company has relied on the help of several of our directors, who have worked tirelessly to assist the management team in executing on the Company’s business plan. Since Mr. Graziadio’s appointment as Executive Chairman in August 2016, he has devoted virtually all of his time and effort to Acacia and its business, effectively functioning as acting CEO, overseeing, advising and assisting Acacia’s senior management team and playing the leading role in the formulation and implementation of Acacia’s new strategy, including the planning, negotiation and execution of the Veritone and other investments. Although his role at Acacia has required more than a full time commitment and significant personal sacrifices, he has not received any salary for his work, consistent with the promise that he made to Acacia’s stockholders at the time of his appointment. Moreover, Mr. Graziadio, along with members of his immediate family and family trusts, has acquired in excess of one million Acacia shares in the open market, which shows his strong commitment to Acacia’s success and further aligns his interests with those of Acacia’s public stockholders. The Sidus/BLR letter also criticizes Acacia for granting profit interests in AIP Operation LLC (“AIP”), an indirect subsidiary of the Company, to certain of the Company’s directors and officers in February 2017. In particular, the letter alleges that the Company established AIP “to receive contributions of corporate assets (without providing any consideration)” and describes the grant of the profit interests as an attempt by insiders to profit at the expense of Acacia’s stockholders. These baseless allegations are clearly intended to disparage and impugn the character, integrity and personal reputation of the Company’s leadership. What the Sidus/BLR letter fails to mention is that the profit interests in AIP were granted pursuant to a compensation program developed by Pearl Meyer, the Company’s independent compensation consultant, in order to incentivize and compensate the members of the Company’s management who are expected to provide IP and other services to AIP and Veritone (as described above). The profit interests were designed to provide a highly-focused compensation tool directly aligned with the success of the Veritone investment. The only asset that has been contributed by Acacia to AIP is the Veritone 10% Warrant. The holders of the profit interests will not receive any value unless and until Acacia realizes an actual return on the Veritone 10% Warrant, thereby benefitting all of Acacia’s stockholders. The terms and conditions of the profit interests and their allocation among the Acacia executives were approved by the Compensation Committee, based upon the recommendation of Pearl Meyer, and were subsequently approved by the full Board of Directors. Moreover, the grant of the profit interests and their material terms and conditions were fully disclosed in the Form 8-K filed by the Company on February 22, 2017. The Company’s Board of Directors and management are deeply concerned about the false accusations and empty threats contained in the Sidus/BLR letter. We will continue to manage Acacia’s business and execute on its strategic plan in order to maximize value for our stockholders. We will also carefully review and consider the director candidates nominated by Sidus and BLR. However, the “trader’s mentality” and lack of strategic vision demonstrated by the Sidus/BLR letter raise serious concerns that the true objective of their attempt to seek board representation is not to maximize long-term value for all of Acacia’s stockholders, but to create short-term gains for themselves. In these circumstances, it seems unlikely that their director candidates would be in a position to make a valuable contribution to Acacia’s growth for the benefit of all of its stockholders. Lastly, the Sidus/BLR letter indicates that they have been advised that the Company’s 2018 Annual Meeting of Stockholders will be held on June 7, 2018 and that the record date for the Annual Meeting is April 9, 2018. These statements are inaccurate. The date of the Annual Meeting and the record date have not been determined yet. The Company will separately announce the date and location of the Annual Meeting and the record date for the Annual Meeting once they have been determined. Thank you for your understanding, patience and support. Sincerely yours, Robert B. Stewart, Jr. President ABOUT ACACIA RESEARCH CORPORATION Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with emerging disruptive technologies such as Artificial Intelligence, Robotics and Blockchain.

Information about Acacia and its subsidiaries is available at www.acaciaresearch.com. Important Additional Information and Where to Find It This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the annual meeting. The definitive proxy statement will contain important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.acaciaresearch.com. Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. Acacia Contacts: Rob Stewart

(949) 480-8311 rs@acaciares.com MacKenzie Partners, Inc. Lawrence E. Dennedy (212) 929-5239 ldennedy@mackenziepartners.com Media Contact: Andy Brimmer / Scott Bisang / Mary Aiello Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 / (415) 869-3950 acacia-jf@joelefrank.com